Exhibit 4.7

[FIRST CITIZENS BANC CORP. LETTERHEAD]

March 14, 2014

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	First Citizens Banc Corp. Form 10-K for the fiscal year ended December 31, 2013

Ladies and Gentlemen:

First Citizens Banc Corp., an Ohio corporation (FCBC), is today filing an Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the Form 10-K), as executed on March 14, 2014.

Pursuant to the instructions relating to the Exhibits in Item 601(b)(4)(iii) of Regulation S-K, FCBC hereby agrees to furnish the Commission, upon request, copies of instruments and agreements defining the rights of holders of its long-term debt and of the long-term debt of its consolidated subsidiaries, which are not being filed as exhibits to the Form 10-K. None of such long-term debt exceeds 10% of the total assets of FCBC and its subsidiaries on a consolidated basis.

Very truly yours,

/s/ James O. Miller
James O. Miller
President and Chief Executive Officer